Exhibit (a)(1)(J)

Please return to your depositary bank

Voluntary public tender offer of Dritte BV GmbH, Leverkusen,

to shareholders of Schering Aktiengesellschaft, Berlin

Account holder:

Deposit number:

Account number:
(for payment in return)

Bank Name:

Bank ID Number:

Dear Ladies and Gentlemen,

I / We hereby accept the voluntary public tender offer of Dritte BV GmbH, Leverkusen, for the acquisition of all the shares in Schering Aktiengesellschaft (WKN 717200 / ISIN DE0007172009) with respect to

☐	all Schering shares in the deposit stated above
(if applicable, please mark with a cross)

☐	_______ of the Schering shares in the deposit stated above
(if applicable, please mark with a cross and state number of shares)

in accordance with the offer document published April 13, 2006, making the shares available to Dritte BV GmbH, Leverkusen. In due time, please transmit the consideration of EUR 86.00 per Schering share to my current account, free of any commissions and costs in Germany.

Place, Date

Signature